EXHIBIT 99.1

ANNUAL STATEMENT SERVICER’S CERTIFICATE

VW CREDIT, INC.

VOLKSWAGEN AUTO LEASE TRUST 2002-A

     The undersigned, a duly authorized representative of VW Credit, Inc. (“VCI”), pursuant to the Transaction SUBI Supplement 2002-A to Servicing Agreement dated as of November 14, 2002 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Transaction SUBI Servicing Supplement”), by and among VW CREDIT LEASING, LTD., VCI, as Servicer, and U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as SUBI Trustee, do hereby certify that:

1.	VCI is, as of the date hereof, the Servicer under the Agreement.

2.	The undersigned is a servicing officer and is duly authorized pursuant to the agreement to execute and deliver this Certificate to the Trustee, any Agent and any Enhancement Providers.

3.	A review of the activities of the Servicer during the period from January 1, 2003 through December 31, 2003 and of its performance under the Agreement was conducted under my supervision.

4.	Based on such review, the Servicer has, to the best of my knowledge, fulfilled all of its obligations under the Agreement throughout such period and no default in the performance of the Servicer has occurred or is continuing.

     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this twenty-ninth day of March, 2004.

/s/ Dennis M. Tack
Name:	Dennis M. Tack
Title:	Controller